UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☐            Filed by a Party other than the Registrant ☒

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting material Pursuant to §240.14a-12

Crown Castle Inc.

(Name of Registrant as Specified in Its Charter)

BOOTS PARALLEL 1, LP

BOOTS, LP

BOOTS GP, LLC

BOOTS CAPITAL MANAGEMENT, LLC

4M MANAGEMENT PARTNERS, LLC

4M INVESTMENTS, LLC

WRCB, L.P.

CHARLES CAMPBELL GREEN III

DAVID P. WHEELER

THEODORE B. MILLER, JR.

TRIPP H. RICE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

Boots Capital Management, LLC (“Boots Capital”), together with the other Participants named herein (“Boots”), have filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for, among other matters, the election of their slate of director nominees at the 2024 annual meeting of stockholders (the “2024 Annual Meeting”) of Crown Castle Inc., a Delaware corporation (“Crown Castle” or the “Corporation”).  From time to time, Crown Castle and the other participants named herein may refer shareholders of the Corporation to such materials reproduced herein, recent articles or other materials. Certain of the materials disclosed herein may be reproduced on the Boots Capital campaign website at www.RebootCrownCastle.com.

In connection with the filing of definitive proxy materials on April 22, 2024, Boots Capital is mailing to shareholders the materials set forth in Exhibit 1 and Exhibit 2.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe the Participants’ (as defined below) objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if the underlying assumptions of Boots Capital (as defined below) or any of the other Participants in the proxy solicitation described herein prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Boots Capital or the other Participants that the future plans, estimates or expectations contemplated will ever be achieved. You should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Except to the extent required by applicable law, neither Boots Capital nor any Participant will undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Certain statements and information included herein have been sourced from third parties. Boots Capital and the other Participants do not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The participants in the proxy solicitation are Boots Parallel 1, LP, Boots, LP, Boots Capital Management, LLC (“Boots Capital”), Boots GP, LLC, 4M Management Partners, LLC, 4M Investments, LLC, WRCB, L.P., Theodore B. Miller, Jr. and Tripp H. Rice (collectively, the “Boots Parties”); and Charles Campbell Green III and David P. Wheeler (together with Mr. Miller and Mr. Rice, the “Boots Nominees,” and together with the Boots Parties, the “Participants”).

Boots Capital and the other Participants have filed a definitive proxy statement and accompanying GOLD proxy card (the “Definitive Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) on April 22, 2024 to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2024 annual meeting of stockholders of Crown Castle Inc., a Delaware corporation (“Crown Castle” or the “Corporation”).

IMPORTANT INFORMATION AND WHERE TO FIND IT

BOOTS CAPITAL STRONGLY ADVISES ALL STOCKHOLDERS OF CROWN CASTLE TO READ THE DEFINITIVE PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS TO SUCH DEFINITIVE PROXY STATEMENT, AND OTHER PROXY MATERIALS FILED BY BOOTS CAPITAL AS THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV AND AT BOOTS CAPITAL’S WEBSITE AT WWW.REBOOTCROWNCASTLE.COM. THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE CORPORATION’S STOCKHOLDERS. STOCKHOLDERS MAY ALSO DIRECT A REQUEST TO THE PARTICIPANTS’ PROXY SOLICITOR, MORROW SODALI LLC, 430 PARK AVE., 14TH FLOOR, NEW YORK, NEW YORK 10022 (STOCKHOLDERS CAN CALL TOLL-FREE: (800) 662-5200).

Information about the Participants and a description of their direct or indirect interests by security holdings or otherwise can be found in the Definitive Proxy Statement.

Exhibit 1

April 22, 2024

To Crown Castle Shareholders:

You deserve better. For more than a decade, you and all Crown Castle shareholders have suffered at the hands of a Board that made the wrong decision every time it mattered most. The Board’s poor judgment has cost shareholders tens of billions of dollars in value, left you with a debt-fueled dividend policy, and corroded employee morale and broader stakeholder trust.

As a fellow shareholder in Crown Castle Inc., Ted B. Miller, the Company’s co-founder and former Executive Chairman & Chief Executive Officer and his investment vehicle, Boots Capital Management, LLC (“Boots Capital”), are deeply concerned about the future of the Company and believe that shareholders deserve better stewards of their capital. Crown Castle’s Board has not provided meaningful insights regarding next steps and has shown resistance to engaging substantively with us. It’s finally time to bring this lost decade to a close, and to take action to restore the value of your investment.

The facts speak plainly and loudly. Look at the chart below, which compares Crown Castle Total Shareholder Return (TSR) relative to the overall market and its two primary tower-company competitors – American Tower Corp. and SBA Communications Corp. Crown Castle has performed significantly worse than these direct peers and the overall market over each of the 10-, 7-, 5-, 3-, 2- and 1-year periods ending December 31, 2023.

Table 1: Total Shareholder Returns (TSR)1

Actual TSR Performance	1-Year	2-Year	3-Year	5-Year	7-year	10-Year
CCI	-10%	-39%	-18%	28%	73%	127%
AMT	5%	-22%	4%	53%	139%	234%
SBAC	-8%	-33%	-7%	63%	156%	194%
S&P 500	24%	0.08%	27%	90%	113%	158%

CCI’s Relative TSR Performance	1-Year	2-Year	3-Year	5-Year	7-year	10-Year
AMT	-292%	-82%	-542%	-47%	-47%	-46%
SBAC	-26%	-19%	-153%	-56%	-53%	-34%
S&P 500	-142%	-51,630%	-168%	-69%	-35%	-19%

Unsurprisingly, Crown Castle’s TSR has lagged its two tower peers for the tenures of all of its legacy directors. Once again, the table below tells the story.

Table 2: Total Shareholder Returns (TSR) of Directors2

Directors	Tenure	CCI’s Relative TSR Performance to AMT	CCI’s Relative TSR Performance to SBAC
P. Robert Bartolo (2014)	10.2 years	-44%	-28%
Cindy Christy (2007)	16.7 years	-43%	-53%
Ari Q. Fitzgerald (2002)	21.7 years	-35%	-54%
Andrea J. Goldsmith (2018)	6.2 years	-56%	-37%
Anthony J. Melone (2015)	8.9 years	-46%	-28%
2020 Directors (including Tammy K. Jones, Matthew Thornton, III, Kevin A. Stephens)[3]	3.4 years	-542%	-153%
Kevin T. Kabat (2023)	0.7 years	-36%	-21%

In Crown Castle’s own preliminary proxy statement, dated April 4, 2024, the Board states “[we] acknowledge that our stockholder returns have been disappointing and not what we or our investors expect from the Company.” This moment of candor was struck from the Company’s definitive proxy statement filed on April 11, 2024.

1 As used throughout, “direct peers” refers to AMT and SBAC, identified by the Company as competitors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 23, 2024. S&P 500 refers to the S&P 500 Index (SPX-SPX). Source: FactSet. Data as of December 31, 2023.

2 Source: FactSet. Data as of December 31, 2023, and beginning on the day the respective director joined the Board, unless otherwise stated.

3 Source: FactSet. Tammy K. Jones and Matthew Thornton, III joined the Board on November 6, 2020. Kevin A Stephens joined the Board on December 1, 2020. Data for the 2020 directors are as of December 31, 2023, and beginning on December 31, 2020.

A TRACK RECORD OF FAILED STEWARDSHIP, CORPORATE GOVERNANCE, AND EXECUTION

The decision to file our proxy solicitation was only made after considering the feedback and views of many large institutional shareholders. Apart from overwhelming frustration with Crown Castle’s performance, shareholders have expressed uncertainty regarding the Company’s continued stewardship, corporate governance, and execution. Consider the following areas:

1.	Lack of relevant skillsets

Until just a few months ago, not one independent director on the Board had tower company operating experience. Now, the closest they come to meeting this criterion is one independent director that served as CFO of a tower company. Only one independent director has even been a public-company CEO. And that was for a bank.

The current Board’s lack of tower company experience has exacerbated the impact of its failed management and operational strategy. It was easy to mask such shortcomings during a period of low interest rates, as tower companies delivered yield when there was precious little available to investors. But with rates much higher, the stresses for REIT management teams are also higher. Crown Castle still must deliver the dividend checks on time, but it has less investor rope to allocate capital as poorly as it has. It needs operators and doers – at both the executive and Board level – to make Crown Castle a more efficient and valuable company.

Boots Capital’s four nominees bring expertise where Crown Castle’s board is weakest: The tower-industry itself. Our nominees founded this company and this industry, and have over 50 years of direct experience in towers.

2.	Failure of strategic oversight

Crown Castle’s directors have presided over a 12-year misallocation of approximately $22 billion of investor capital. By the Company’s own numbers, fiber investments have produced cash yield on invested capital of 7.3%, while its own weighted-average cost of capital is 7.8%.4 The Board spent this money without making return-on-investment criteria part of how executives were compensated. The opportunity costs of these decisions are immense: Today, the Company’s shares are worth approximately $41 billion, and according to our work, the value of the fiber assets has shrunk by approximately $10 billion. Moreover, while Crown Castle was divesting its international assets, American Tower entered the international market and has since increased its market cap to approximately $80 billion, about twice that of Crown Castle today.

3.	Excessive executive turnover and leadership turmoil

The Board has failed in one of its most essential governance duties: Overseeing a stable change in important leadership roles. Since acquiring the fiber assets, more than a dozen senior executives across the Company’s fiber acquisitions have resigned, and within the last three years the two EVP/COO leading the Company’s tower segment departed. In October 2023, the Company announced the departure of its Chief Financial Officer followed by the sudden retirement of the Company’s CEO, Jay A. Brown at the end of 2023. The CFO was re-hired in 2024. Additionally, on April 11 and in the midst of a proxy contest, it was announced that the VP of Investor Relations, Chris Hickman, resigned and took a job with another tower company. The Board also oversaw the shutdown of the Company’s 1,000+ employee Canonsburg, Pennsylvania campus, only to reverse its decision less than two months later.

4 Source for weighted-average cost of capital: FactSet.

We believe this turmoil has affected overall employee morale and productivity. We have spoken to more than a dozen current and former employees who say they have lost faith in the Company.

Signs of operational dysfunction are rife: Most recently, the Company took the extreme decision of taking to trial one of its most important customers – Dish Wireless – over how Dish allegedly made use of three extra feet of space on tower sites. The final insult came when the jury found against Crown Castle.

Given the high turnover and long-standing instability, the appointment of Stephen Moskowitz as full-time CEO marks a step in the right direction. However, Mr. Moskowitz’s presence alone is not enough to overcome the issues facing Crown Castle, as demonstrated by the fact that the Company continues to pay both the prior CEO and prior interim CEO as consultants. And on its April 17 earnings call, it cited “consultants” – not the Board – as identifying potential operational improvements to fiber. Notably, there was no mention of identifying such potential operational improvements to the tower sector. We believe our team’s experience and plan are the missing pieces, without which Mr. Moskowitz is not set up for success at this pivotal inflection point.

4.	Lack of accountability

There is inadequate accountability for directors on the Crown Castle Board, most notably those who have presided over a decade-plus of miserable performance by the Company, its investments, and its stock price. This same Board rewarded its two most recent CEOs, W. Benjamin Moreland and Jay Brown, total compensation of $76.7 million and $101.2 million5 during their respective senior-management tenures with no return on capital performance thresholds. In connection with Elliott’s first campaign in 2020, the Company appointed three new directors while facing pressure to institute ROIC-pegged compensation and a strategic review of fiber – neither of those things happened. The Company’s performance continued to deteriorate, as demonstrated by the Company’s TSR since then – negative 542% compared to AMT and negative 153% compared to SBAC. Nonetheless, these directors, as well as many of the directors that oversaw a decade-plus of value destruction, remain on the Board today.

5 Source: CCI Proxy Statements.

These are symptoms of an entitled and unaccountable culture. We thus believe it is time to replace three of the Company’s longest serving directors – Ari Fitzgerald, 21+ years; Cindy Christy, 16+ years; and P. Robert Bartolo, 10+ years – as these “Legacy Directors” have demonstrated they cannot be trusted to drive the Company forward in the best interest of all shareholders. Further, we think it is in the best interest of shareholders to replace Kevin T. Kabat with a member of the Boots team who brings far greater and more relevant tower company operating experience. Mr. Kabat served as the CEO of a bank. We have two nominees on the Boots team, one of whom served as the Founder and CEO of a public tower company and the other served as the Founder and CEO of a notable private tower company. The remaining Board directors along with our nominees will create the accountability this Board has needed for the last decade.

5.	Entrenchment

The incumbent Board has not observed basic shareholder protections. In December 2023, to ward off a second potential proxy fight from Elliott, the Board hastily agreed in three weeks to an entrenching “cooperation agreement” in which the directors handed over essential shareholder rights, including fixing the size of the Board, in exchange for Elliott supporting the Company’s directors at the annual meeting. Shortly after we challenged this deal in Delaware court, the Company and Elliott twice amended and eliminated certain provisions of the cooperation agreement, after the Delaware Chancery Court suggested they may be coercive to shareholders’ rights.

Entering into this agreement with Elliott – prior to the Company’s window for other shareholders to submit nominations – calls into question whether the Board puts the security of its seats ahead of its responsibility to shareholders.

The closing stock price of Crown Castle on December 19, 2023, the day the Company entered into the cooperation agreement with Elliott, was $113.99. The closing stock price on April 19, 2023, was down to $95.20.

6.	Refusing to engage constructively to resolve the proxy contest

While and after presenting our proposal to the Board and its advisors, we received limited questions, mostly from the Company’s advisors. Since that time, the Board has failed to meaningfully engage with us, and has not requested to review the diligence materials that informed our plan, including the sale of fiber and potential tax benefits.

Furthermore, after we made our initial nomination submissions on a confidential basis to the Board, the Board interviewed each of our nominees. We believe that these interviews were effectively a pretense. They were structured as two 30-minute interviews of two nominees at the same time. Their conclusion to reject all of our nominees on the basis of lack of “expertise and experience” did not seem like a good faith judgment, given the unrivaled tower industry backgrounds of our nominees.

Then, in a March 8 hearing, the Delaware Chancery Court requested Crown Castle’s Board give notice to Boots if there were to be any major corporate developments6. We believe shareholders would find this to be highly important information, but the Company never disclosed it. Crown Castle has still never informed shareholders of the court’s direction, nor did it respect the Chancery Court’s instruction in our view when expanding the Board to 13 members later in April, during the critical, late-stages of a proxy contest.

The Board’s lack of disclosure and entrenchment behavior carried through to the supposed “fresh look” review period offered to the Boots nominees by Crown Castle’s Board pursuant to the ongoing litigation. In mid-March, Mr. Miller flew to meet Board chairman Rob Bartolo at a Peet’s Coffee shop near Mr. Bartolo’s home. There, Mr. Miller proposed significant concessions to end the proxy fight, including eliminating Executive Chairman from our proposal. Notably, the Company continued to highlight this point in its latest press release, with full knowledge that we have revised our proposal.

6 See Transcript of Oral Argument at 91:15-24, 92:1, Delaware Action (Mar. 8, 2024). (“. . . what I don’t want to have happen is to have something unfixable or unalterable suddenly being announced as an after-the-fact thing, without the plaintiff having at least some notice – and my instinct would be five business days – so that if [Plaintiffs] believe that there is some reason why this would dramatically upset the status quo and later the proxy contest and could be viewed as some form of interference with voting rights in its own right, that they would have an opportunity to come and challenge it.”)

However, it soon became clear that the Board was not interested in engaging in good faith: On March 24, Mr. Bartolo sent Mr. Miller an email at 11:49 pm agreeing to schedule another meeting. Before the sun had even risen in Houston the following morning, Crown Castle had filed its preliminary proxy that heavily criticized Boots, retained its original recommendation against our nominees, and incorrectly questioned our recital of the facts. It appears that the Company never disclosed the notice obligation or the “fresh look” because it never intended to comply with either.

7.	False Statements about the Boots Proposal

Even though the Board has not engaged with us to review the diligence materials underlying our proposal, the Company recently issued a press release questioning two components of our plan 1) the number of buyers and financing sources who took part in our process and 2) the legitimacy of possible tax benefits we have highlighted.

There are 25 prospective buyers and financing sources who signed our NDA. This includes 3 strategic acquirors, 14 infrastructure/private equity firms and 8 financing sources. These buyers and financing sources represent blue chip, highly qualified market participants capable of executing a $10+ billion carve-out transaction. We told this to the Board directly in our meeting.

These entities are not precluded from working with the Company. They are precluded from disclosing the nature of their relationship with Boots. Therefore, the Company is in no position to allege that these buyers and financing sources have not reached out to them as a result of these restrictions. Moreover, it is plausible that these parties have not reached out to the Company because they do not believe in the existing Board’s conviction or ability to execute a fiber sale. This consideration is likely a component of what led these buyers and financing sources to engage with us and not the Company in the first place. We have offered to sign a separate NDA with the Company so we could begin the process of gaining the relevant permissions in order for us to share all of this information with the Board. But the Company has refused to take this step.

As with any large transaction, developing an effective tax strategy is complicated, but crucial to obtaining the best possible outcome. We have extensively analyzed the proposed transaction and developed various alternatives to address the significant tax issues the Company will face upon a sale of the fiber business. We presented the results of our work to the Board, yet the Board had very few questions about the tax considerations of our plan or about the contents of our plan generally. The Company’s overly simplistic response that “Crown Castle, being a REIT, is exempt from paying taxes as long as it distributes its taxable income to shareholders each year” demonstrates a lack of care and determination on the part of the Board.

Reflexively falling back upon the ability to make extraordinary distributions to shareholders (which are fully taxable to them) rather than developing viable strategies that allow proceeds to be used to repay debt, fund stock repurchases and/or reinvest in the Company’s core business (without tax to either the Company or its shareholders) certainly does not reflect how other publicly traded REITs (or any well-managed businesses) operate. Boots has identified a number of alternative approaches to manage the taxable income associated with a sale of the fiber business and has offered on more than one occasion to discuss those strategies. Those alternative strategies are not limited to a transaction that closes in 2024 and Boots has never recommended moving forward with “reckless urgency” as the Company alleges; instead, Boots has developed a number of alternatives that allow the Company to move forward with appropriate urgency.

Our philosophy has been to engage however we can to help the Company. That is why we had our tax advisors in attendance during our January 30 meeting with the Board, subsequently offered to facilitate a meeting between the Company’s tax advisors and our tax advisors and offered to share the full extent of our findings pursuant to a confidentiality agreement between the parties. A response to this request never came. The facts show this Board would rather ignore a significant value opportunity for the Company and issue press releases inaccurately calling our analysis into question.

BOOTS CAPITAL’S NOMINEES HAVE A CLEAR, DETAILED, AND ACTIONABLE PLAN TO TURN CROWN CASTLE’S BUSINESS AROUND

The Boots nominees have been analyzing and preparing a plan for Crown Castle since August 2023. We reached out directly to Crown Castle management five times before we even received a response. And to this day, the Company has willfully ignored our offer to share months of detailed analysis around fiber divestment, likely buyers, and resetting the Company’s overall capital expenditure profile.

In short, the Board ha not put forth a comprehensive plan, and yet it remains arrogant enough to publicly criticize our plan while privately refusing to engage with our materials in earnest, such that it could act with an informed opinion. not to deign to understand ours.

The fiber review committee has been in place since December, yet no comprehensive plan has been put forward for shareholders. Even after producing its definitive proxy statement, Crown Castle has left shareholders with open questions as to the future of the fiber asset. Part of what we originally proposed was to contribute our work to the Company to speed up its review. Instead, we have been rebuffed and shareholders have paid the price.

In fact, the Company’s recent disclosures proudly boast of the financial analysis conducted by its advisors – the same work we completed, aided by a major, internationally recognized consulting firm, and offered to share with the Company four months ago.

We have spent considerable resources over the last eight months to build a detailed, comprehensive strategic plan to solve Crown Castle’s crisis. Our strategic plan to enhance shareholder value and improve operations has three core tenets:

•	Accelerate the Sale of Crown Castle’s Fiber Business: We go only where the facts take us and what shareholders have indicated they would like to see happen. And right now, the facts show that a separation of Crown Castle’s fiber unit – including its small cells assets – is essential for our intended value-creating path. These business lines are projected by the Company to chew through an additional $1.4 billion in capital in 2024. If historical performance is any indicator, this CapEx will also struggle to exceed the Company’s cost of capital.

Putting these businesses in the right hands allows Crown Castle to be a pure-play tower company whose comparable peers trade for 25 times EBITDA, compared to the Company’s current multiple of 18 times. Rather than heed this urgent and justifiable warning, the Board has instead decided to gamble with even more shareholder chips by delaying and criticizing our plan instead of taking action. Two investment banks are now performing their costly and redundant work rather than leveraging the work we had already done. All the while, time is of the essence.

•	Reboot Crown Castle as a Pure-Play Tower Company: The Company needs well-rounded knowledgeable industry veterans who not only understand operations and finance but have the ability to be strategic and innovative. It’s time to get back to basics and run the Company with a real entrepreneurial and operational mindset.

That means becoming more efficient and aligning the ratio of employees to towers to meet or exceed industry benchmarks. It also means utilizing new technologies to digitize the asset base and automate workflows so that the same information is being shared across the enterprise requiring fewer resources and saving time and money. And it means rewriting incentive plans – as Mr. Miller did at Crown Castle and as Chairman of the Compensation Committee at publicly-traded Affiliated Computer Services Inc. to provide clear goals and rewards.

•	Revamp and Stabilize Crown Castle Leadership: Adding our nominees fills the Board’s current void of industry-specific experience, and further imbues it with energy, accountability and entrepreneurship. We seek to end the ‘brain drain’ of executive departures and improve employee morale (just read one employee website – www.thelayoff.com/crown-castle-international -- to get a flavor for the decay of culture and morale). Our nominees have the necessary industry connections to help support and fill key positions at the Company as needed to kick-start the rebuild of the Company and its culture.

The Company will argue that there have already been recent changes to the Crown Castle Board. But what is needed is not just new Board members – the Company needs the right Board members with the deep experience to fix both Crown Castle and the issues it faces.

BOOTS CAPITAL’S NOMINEES HAVE DEEP TOWERS EXPERIENCE, ENTREPRENEURIAL ENERGY, AND LEADERSHIP CREDIBILITY NECESSARY TO REBOOT CROWN CASTLE

Our nominees have over 50 combined years of leadership in the towers space.

For more information about our nominees’ experience and credentials, please visit www.RebootCrownCastle.com.

Our nominees have the experience, knowledge, and credible plan to change this Company for the better following a decade of marked underperformance with no accountability from leadership. Now is the moment to have your voice heard and to protect your investment.

WE URGE YOU TO VOTE “FOR” ON THE GOLD PROXY CARD TODAY IN SUPPORT OF OUR FOUR HIGHLY-QUALIFIED NOMINEES

We are asking for your support to help us create long-term, sustainable value at Crown Castle. We urge you to protect the value of your investment and vote the GOLD proxy card today. With your vote, we will be one step closer to ensuring Crown Castle is on a better path to creating lasting shareholder value.

Please vote “FOR” Boots Capital’s Nominees on the GOLD proxy card TODAY.

You can vote by Internet or by signing and dating the enclosed GOLD proxy card or GOLD voting instruction form and mailing it in the postage paid envelope provided. We urge you NOT to vote using any white proxy card or voting instruction form you receive from Crown Castle. Please discard the white proxy card.

If you have any questions about how to vote your shares, please contact our proxy solicitor, Morrow Sodali, by telephone 1-800-662-5200 or 203-658-9400 or email at Boots@info.morrowsodali.com.

We thank you for your support.

Sincerely,

Ted Miller	Chuck Green	David Wheeler	Tripp Rice

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe the Participants’ (as defined below) objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions.

There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if the underlying assumptions of Boots Capital (as defined below) or any of the other Participants in the proxy solicitation described herein prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Boots Capital or the other Participants that the future plans, estimates or expectations contemplated will ever be achieved. You should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Except to the extent required by applicable law, neither Boots Capital nor any Participant will undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Certain statements and information included herein have been sourced from third parties. Boots Capital and the other Participants do not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The participants in the proxy solicitation are Boots Parallel 1, LP, Boots, LP, Boots Capital Management, LLC (“Boots Capital”), Boots GP, LLC, 4M Management Partners, LLC, 4M Investments, LLC, WRCB, L.P., Theodore B. Miller, Jr. and Tripp H. Rice (collectively, the “Boots Parties”); and Charles Campbell Green III and David P. Wheeler (together with Mr. Miller and Mr. Rice, the “Boots Nominees,” and together with the Boots Parties, the “Participants”).

Boots Capital and the other Participants have filed a definitive proxy statement and accompanying GOLD proxy card (the “Definitive Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) on April 22, 2024 to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2024 annual meeting of stockholders of Crown Castle Inc., a Delaware corporation (“Crown Castle” or the “Corporation”).

IMPORTANT INFORMATION AND WHERE TO FIND IT

BOOTS CAPITAL STRONGLY ADVISES ALL STOCKHOLDERS OF CROWN CASTLE TO READ THE DEFINITIVE PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS TO SUCH DEFINITIVE PROXY STATEMENT, AND OTHER PROXY MATERIALS FILED BY BOOTS CAPITAL AS THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV AND AT BOOTS CAPITAL’S WEBSITE AT WWW.REBOOTCROWNCASTLE.COM. HE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE CORPORATION’S STOCKHOLDERS. STOCKHOLDERS MAY ALSO DIRECT A REQUEST TO THE PARTICIPANTS’ PROXY SOLICITOR, MORROW SODALI LLC, 430 PARK AVE., 14TH FLOOR, NEW YORK, NEW YORK 10022 (STOCKHOLDERS CAN CALL TOLL-FREE: (800) 662-5200).

Information about the Participants and a description of their direct or indirect interests by security holdings or otherwise can be found in the Definitive Proxy Statement.

Exhibit 2

BOOTS CAPITAL’S HIGHLY QUALIFIED DIRECTOR NOMINEES Our director nominees have over 50 combined years of direct, unrivaled leadership experience in the towers space and entrepreneurial energy necessary to REBOOT CROWN CASTLE www.rebootcrowncastle.com Ted Miller, co-founder of Crown Castle, is a lawyer and accountant by education and has extensive executive, financial and governance experience as a significant shareholder, executive officer and director of both start-up and large public companies. Mr. Miller served as Crown Castle’s CEO from 1994 to 2002 and oversaw the company’s IPO in 1998, which introduced towers as an investable asset class and marked the beginning of the tower industry distinct from mobile network operators (MNOs). Mr. Miller also served as Crown Castle’s Executive Chairman from 1999 to 2002. Under Mr. Miller’s leadership, Crown Castle became the first international communications infrastructure company with operations in the U.S., U.K. Australia, Europe and South America. Over Mr. Miller’s tenure on Crown Castle’s board, the company’s TSR overperformed that of competitors AMT and SBAC, both by 17%. Since leaving Crown Castle, Mr. Miller has been involved globally in human resource logistics, business process outsourcing, manufacturing, and distribution logistics for such companies as Boeing, Lockheed Martin, Northrup Grumman, and L-3 Communications as well as for war-theater work for the Department of Defense DoD. His accumulated knowledge in all these arenas at both public and private companies is directly applicable to operating a public tower company. While continuing to work in the tower and real estate industries, he founded Visual Intelligence, which is a privately held global imaging technologies company holding 13 patents enabling engineering-class “digital twins” of vertical assets such as towers. The digitization of tower portfolios and active communications equipment on the tower allows tower companies and carriers to build digitized databases and automate workflow processes across an enterprise thereby saving significant time, human resource, and allowing enhanced ESG realization. Mr. Miller is also involved as a significant shareholder and board member of Power X Technology which utilizes AI to automate power management at tower sites for tower companies and carriers on a global basis. Mr. Miller’s actions as a shareholder rights advocate and corporate governance champion are simply unmatched in corporate America. In 2010, Mr. Miller was one of three directors nominated by Air Products as it launched an unsolicited takeover of rival Airgas (he was eventually elected to the Airgas board of directors). Once on the Airgas board, Mr. Miller proved that he understood his fiduciary duty as a director. He reviewed the information and analysis available to the Airgas directors and concluded that that the offer by Air Products did not deliver full value to Airgas shareholders. He then did what he knew to be right, and voted against the unsolicited offer by Air Products, the entity that nominated him to the Air Gas board. This was viewed at the time as unprecedented behavior. But Mr. Miller was right. A few years later, Airgas was sold to Air Liquide at a valuation nearly double what Air Products had offered. Chuck Green, Crown Castle’s first CFO, has over 50 years of experience across various industries, including asset management, commercial property development, oil and gas and telecommunications, with 26 years of experience specifically in the tower industry. Mr. Green has spent the last two decades as a founder, CEO, CFO, and director of some of the most important and entrepreneurial tower companies around the world, including Vantage Towers, Edotco, Helios Towers and Helios Towers Nigeria. Mr. Green’s tower industry experience, knowledge, and execution ability are simply unparalleled, such that he is overseen some 150,000-plus towers in total and is known as “The Godfather of the global tower industry.” Mr. Green has served as Advisor and Non-Executive Director of PowerX Technology since 2022; Senior Advisor and Non-Executive Director of Pinnacle Towers Pte Ltd since 2021; Co-founder and Vice Chairman of Amane Towers, SA since 2023; and nominated as Vice Chairman of Digital Infrastructure Holdings Limited in 2024. Additionally, Mr. Green has served on the Advisory Board of Delmec Engineering Ltd since 2023. Prior to these roles, Mr. Green served as Advisor to Axiata Group on the carve out of its towers business. He was appointed Non-Executive Director and Executive Mentor of its towerco, Edotco Group, the largest Tower Company in South Asia, from 2013 to 2022, where he served as a member of the Audit Committee and Remuneration Committee, and Chair of the Strategy Committee and Related Party Transaction Committee; a member of the Supervisory Board of Vantage Towers AG, Vodafone’s European carve out and one of the largest tower companies in Europe, where he chaired the Audit, Risk and Compliance Committee, and was a member of the Remuneration Committee from 2021 until 2023, which was listed on the Frankfurt Stock Exchange in 2021; and initial Chief Executive Officer and Chair of International Digital Infrastructure Alliance, a tower industry advocacy firm, from 2019 to 2020. He also co-founded Helios Towers Nigeria, the first Towerco in Africa, in 2005 and Helios Towers Africa Ltd., covering the rest of Africa in 2009, which completed the first sale-leaseback transaction in Africa, and was listed on the London Stock Exchange in 2018. Mr. Green’s career has earned him industry recognition, including the inaugural Lifetime Achievement Award in the Tower Industry by TowerXchange in 2016 and acknowledgment as a TowerXchange Top 20 Industry Executive in 2020.

David Wheeler has been one of the earliest and most influential financiers of tower and communications transactions for the last 45 years. Throughout his career, Mr. Wheeler has provided trusted, strategic, and tactical advice to senior management, aiding boards in navigating strategic and financial challenges and opportunities. Mr. Wheeler has been actively involved in the global TMT (technology, media, telecommunications) sector for 35 years and founded the EMEA TMT groups for three major investment banks: JPMorgan, Lehman Brothers and Credit Suisse. Mr. Wheeler held a senior position for over a decade of critical importance at Credit Suisse as co-Chairman of the EMEA Investment Banking Committee where he was responsible for approving all new corporate clients, fairness opinions, corporate valuations and non-investment grade underwriting commitments. This position required among other skills, informed and insightful judgement including an assessment of a transaction and each client’s governance, financial statements and leadership. He put this experience to work as Lead Independent Director and Chairman of the Executive Committee of the Middle East’s largest media company, OSN. During nine years on the company's board he ran global searches for two CEOs and a CFO, preparation of the company for an IPO, and helped develop the strategic priorities of the company. His leadership in the tower sector includes: Advising on the first significant European tower M&A transaction, underwriting the first ever European tower high yield bond and global coordinator on the first ever European tower IPO. His extensive experience and leadership in the TMT sector was illustrated by his election as Vice Chairman of the leading European telecom industry group, ECTA (European Competitive Telecommunications Association). Tripp Rice, who is Mr. Miller’s son-in-law, has more than 18 years of experience in investing and financial roles across a range of businesses. He has spent the last 10 years evaluating various tower related transactions globally. Mr. Rice has served as Partner of 4M Investments since 2014 and as President of 4M Management Partners since 2023. In addition, his current roles include President, Chief Financial Officer and Board Member of 4M HR Logistics, LLC since 2014; Secretary of Park Ten GP, LLC since 2014; Vice President of BC Business Park GP, LLC since 2014. Mr. Rice also currently serves as President, Chief Financial Officer and Board Member of Visual Intelligence, LP, a privately held imaging technologies company working globally with TowerCos to digitize assets and automate workflows, positions he has held since 2016. Furthermore, Mr. Rice has served as an Advisory Board Member of PowerX Technology Ltd, a software development company that leverages artificial intelligence to automate the management of infrastructure power consumption for TowerCos and mobile network operators (MNOs), since 2023. Previously, Mr. Rice served in a variety of investing and financial roles at Tulcan, L.P., Wellspring Capital Management and Bear Stearns & Co. Mr. Rice has significant expertise using technologies to drive efficiencies for TowerCo’s as well as managing complex operations. As President of Visual Intelligence, Mr. Rice leads an imaging technologies team holding 13 patents enabling engineering-class digital twins of assets such as towers. The digitization of tower portfolios and active communications equipment on towers enables tower companies and MNOs to build highly detailed, digitized databases and automate workflow processes. By leveraging digital twins and utilizing AI, the information can be accessed across the enterprise and save significant time and optimize human resources. In this role, Mr. Rice has worked with TowerCos and MNOs globally to assess how to drive efficiency at a detailed level and analyze the impact to shareholder value. In his role as an Advisory Board Member of PowerX Technology Ltd, Mr. Rice assists the company with the strategy and execution of PowerX’s technology, which is currently utilized at scale by some of the largest telecommunications customers globally. As President of 4M HR Logistics, Mr. Rice leads a defense contracting business that performs on a multi-billion-dollar contract for the U.S. Department of Defense maintaining aircraft across the globe including war theater operations. Mr. Rice has spent the last year developing an intimate knowledge of Crown Castle and how to fix it. He has spearheaded the diligence work and has participated in the ongoing dialogue we have had with shareholders to discuss the best path forward for Crown Castle. www.rebootcrowncastle.com WE URGE YOU TO VOTE “FOR” ON THE GOLD PROXY CARD TODAY IN SUPPORT OF OUR FOUR HIGHLY-QUALIFIED NOMINEES CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe the Participants’ (as defined below) objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if the underlying assumptions of Boots Capital (as defined below) or any of the other Participants in the proxy solicitation described herein prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Boots Capital or the other Participants that the future plans, estimates or expectations contemplated will ever be achieved. You should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Except to the extent required by applicable law, neither Boots Capital nor any Participant will undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events. Certain statements and information included herein have been sourced from third parties. Boots Capital and the other Participants do not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein. CERTAIN INFORMATION CONCERNING THE PARTICIPANTS The participants in the proxy solicitation are Boots Parallel 1, LP, Boots, LP, Boots Capital Management, LLC (“Boots Capital”), Boots GP, LLC, 4M Management Partners, LLC, 4M Investments, LLC, WRCB, L.P., Theodore B. Miller, Jr. and Tripp H. Rice (collectively, the “Boots Parties”); and Charles Campbell Green III and David P. Wheeler (together with Mr. Miller and Mr. Rice, the “Boots Nominees,” and together with the Boots Parties, the “Participants”). Boots Capital and the other Participants have filed a definitive proxy statement and accompanying GOLD proxy card (the “Definitive Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) on April 22, 2024 to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2024 annual meeting of stockholders of Crown Castle Inc., a Delaware corporation (“Crown Castle” or the “Corporation”). IMPORTANT INFORMATION AND WHERE TO FIND IT BOOTS CAPITAL STRONGLY ADVISES ALL STOCKHOLDERS OF CROWN CASTLE TO READ THE DEFINITIVE PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS TO SUCH DEFINITIVE PROXY STATEMENT, AND OTHER PROXY MATERIALS FILED BY BOOTS CAPITAL AS THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV AND AT BOOTS CAPITAL’S WEBSITE AT WWW.REBOOTCROWNCASTLE.COM. THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE CORPORATION’S STOCKHOLDERS. STOCKHOLDERS MAY ALSO DIRECT A REQUEST TO THE PARTICIPANTS’ PROXY SOLICITOR, MORROW SODALI LLC, 430 PARK AVE., 14TH FLOOR, NEW YORK, NEW YORK 10022 (STOCKHOLDERS CAN CALL TOLL-FREE: (800) 662-5200). Information about the Participants and a description of their direct or indirect interests by security holdings or otherwise can be found in the Definitive Proxy Statement.